EXHIBIT 99.1

American River Bankshares Reports First Quarter 2012 Results

Sacramento, CA, April 19, 2012 – American River Bankshares (NASDAQ-GS: AMRB) today reported that net income increased 246% to $712,000, or $0.07 per diluted share for the first quarter of 2012 compared to $206,000 or $0.02 per diluted share for the first quarter of 2011. A reduction in the provision for loan and lease losses, due to improving asset quality, contributed to the profitability for the quarter.

“The ups and downs of the current economic cycle continue to reflect in our results,” said David Taber, President and CEO of American River Bankshares. “Even though we are having success bringing in new business, as evidenced by an increase in core deposits over last quarter, loan payoffs are outpacing new demand.” Taber continued, “As an organization, we’re focused on activities that promote growth and efficiency, while keeping an eye towards progress with asset quality.”

Financial Highlights

•	Nonperforming assets (“NPAs”) declined to $21.5 million, or 3.64% of total assets at March 31, 2012, compared to $21.7 million, or 3.73% of total assets at December 31, 2011, and $25.3 million, or 4.42% of total assets a year ago.

•	The allowance for loan and lease losses was $6.3 million (2.16% of total loans and leases) at March 31, 2012, compared to $7.0 million (2.34% of total loans and leases) in the preceding quarter and $7.4 million (2.21% of total loans and leases) one year ago. The allowance for loan and lease losses to nonperforming loans and leases increased to 58.6% at March 31, 2012, from 52.5% in the preceding quarter and 34.1% one year ago.

•	The Company’s subsidiary, American River Bank, remains above the well-capitalized regulatory capital guidelines. At March 31, 2012, American River Bank’s Leverage capital ratio was 12.5% compared to 12.3% at December 31, 2011 and 12.0% one year ago; the Tier 1 Risk Based Capital ratio was 20.1% compared to 20.2% at December 31, 2011 and 18.6% one year ago; and the Total Risk Based Capital ratio was 22.4% compared to 21.5% at December 31, 2011 and 19.8% one year ago.

•	The first quarter 2012 net interest margin was 4.01%, down from 4.24% for the fourth quarter of 2011 and 4.24% for the first quarter of 2011.

•	Shareholders’ equity was $94.1 million at March 31, 2012 and December 31, 2011 and $90.0 million at March 31, 2011. Tangible book value grew 2% to $7.85 per share at December 31, 2011 and 7% from $7.42 per share at March 31, 2011 to $7.97 per share at March 31, 2012. Book value per share increased 2% from $9.51 per share and 6% from $9.11 per share to $9.66 per share at March 31, 2012.

Northern California Economic Update

Each quarter, management at American River Bank prepares an industry and economic report for internal use that analyzes the past five rolling quarters within the three markets in which the Company does business – Sacramento, Sonoma and Amador Counties. Sources of economic and industry information include Voit Real Estate Services market reports, Keegan & Coppin Company, Inc., Trulia Real Estate Search, Foreclosure Radar and State of California EDD. In general, the data included in the report shows that economic indicators within these markets trended upwards through the end of 2011, moving the economy off of its low of the past few years. This trend dipped slightly in the first quarter of 2012 as noted in the commercial real estate and employment statistics below. In addition, further tangible signs of sustained growth are required before management will be able to determine the viability of the economic recovery in each of these regions.

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Commercial Real Estate. In Sacramento County, office vacancy is 17.8% and is up from 16.2% one year ago; retail vacancy is 10.0%, an improvement from 10.4% one year ago; and industrial vacancy is 12.4%, up from 11.4% one year ago. In Sonoma County, office vacancies are 23.2%, up from 22.0% one year ago; retail vacancies are 6.6% and have improved from 8.5% one year ago; and industrial vacancies are 13.7%, a slight improvement from13.9% one year ago. In Sacramento, overall absorption of commercial real estate was a positive 770,000 square feet for year ending 2011and Sonoma County, after four consecutive quarters of positive absorption, was a negative in Q411. In all of our markets, commercial lease rates have declined over the past year.

Residential Real Estate. Focusing and reporting primarily on defaults and foreclosures, we have seen a steady downward trend over the past few years. Defaults and foreclosures are down in the State and all of the Company’s markets. In total, the number of default filings, from year-end 2010 to year-end 2011, is down by 26% (more than 7,100) in the three markets, the number of closed trustee sales is down by 10% (more than 1,500), and the number of cancelled trustee sales remain steady at 39%. In general, much of the decline in foreclosure filings is the result of lenders taking more time before filing rather than a drop in the number of loans in default. Closed sales prices and listing prices continue to decline, and over the past year are down by 7% in Sacramento County, 7% in Sonoma County and 15% in Amador County.

Employment. After eight quarters of improvement, California unemployment increased in Q112 to 11.4%, up from 10.9% at year end 2011, and remains above the national average. At the end of February, the Sacramento unemployment rate was reported to be 11.2%, Sonoma was reported to be 9.3% and Amador was reported to be 13.1%. Sacramento and Sonoma Counties are both higher than Q111; in our markets, only Amador County is lower in Q112 than one year ago.

Asset Quality and Balance Sheet Review

American River Bankshares’ assets totaled $590.5 million at March 31, 2012, compared to $581.5 million at December 31, 2011, and $573.3 million at March 31, 2011.

Net loans totaled $284.1 million at March 31, 2012, down from $293.7 million at December 31, 2011 and down from $325.6 million at March 31, 2011, with a significant portion of the decline from one year ago related to a decrease in nonperforming loans. Nonperforming loans decreased $10.9 million (50.5%) from $21.6 million at March 31, 2011 to $10.7 million at March 31, 2012. Nonperforming loans decreased $2.7 million (20.1%) from $13.4 million at December 31, 2011. The decrease in nonperforming loans in the first quarter of 2012 was predominately the result of charge offs, payoffs and transfers to other real estate owned (“OREO”).

The loan portfolio at March 31, 2012 included: real estate loans of $235.6 million (80% of the portfolio), commercial loans of $39.5 million (14% of the portfolio) and other loans, which consist mainly of leases and consumer loans of $15.5 million (6% of the portfolio). The real estate loan portfolio at March 31, 2012 includes: owner-occupied commercial real estate loans of $101.6 million (43% of the real estate portfolio), investor commercial real estate loans of $94.4 million (40% of the real estate portfolio), construction and land development loans of $9.6 million (4% of the real estate portfolio) and other loans, which consists of residential and multi-family real estate loans of $30.0 million (13% of the real estate loan portfolio).

NPAs include nonperforming loans and leases, other real estate owned, and repossessed assets. Nonperforming loans includes all such loans and leases that are either placed on nonaccrual status or are 90 days past due as to principal or interest but still accrue interest because such loans are well-secured and in the process of collection. NPAs declined to $21.5 million at March 31, 2012 from $21.7 million at year end 2011 and from $25.3 million at March 31, 2011. The NPAs to total assets ratio stood at 3.64% at the end of March of this year, down from 3.73% three months earlier and 4.42% one year ago.

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Loans measured for impairment decreased to $28.9 million at the end of March 2012, compared to $30.1 million at December 31, 2011, and $38.6 million a year ago. Much of this decrease relates to resolution of these loans though pay off or sale of loan or though transfer to OREO. The provision for loan and lease losses for the first quarter of 2012 was $600,000 compared to $1.4 million provision for the first quarter of 2011. Net charge-offs in the first quarter of 2012 totaled $1.3 million compared to $1.6 million in the first quarter ended March 31, 2011.

The Company evaluates nonperforming loans for impairment and assigns specific reserves when necessary. At March 31, 2012, specific reserves of $0.3 million were recorded on nonperforming loans that were considered impaired compared to $1.1 million at December 31, 2011 and $0.4 million at March 31, 2011. In addition, there were 12 loans totaling $3.3 million, which are included in the $10.7 million of non-performing loans and leases, which have been modified and are considered troubled debt restructures at March 31, 2012. At March 31, 2011 there were 13 loans totaling $6.7 million, which had been modified and were considered troubled debt restructures, which were also included in the nonperforming loan totals. All of the loans and leases considered troubled debt restructures have been evaluated for impairment.

At March 31, 2012, the Company had one mobile home and 21 OREO properties totaling $10.8 million. This compares to one mobile home and 21 properties totaling $8.2 million at December 31, 2011 and 17 properties totaling $3.7 million at March 31, 2011. During the first quarter of 2012, the Company sold four properties for a $30,000 net loss and added four properties with adjusted fair values of $3.2 million.

The Company adjusted the balances on three properties that were obtained in prior quarters by $134,000 for which updated appraised values were received in the current quarter. Of this adjustment $60,000 was charged to OREO expense and $74,000 was charged to the allowance for loan and lease loss. At March 31, 2012 the OREO valuation allowance totaled $127,000. This compares to a valuation allowance of $56,000 at December 31, 2011 and $63,000 at March 31, 2011.

Investment securities, which includes stock of the Federal Home Loan Bank of San Francisco (“FHLB Stock”), totaled $209.5 million at March 31, 2012, down 2.9% from $215.8 million at December 31, 2011 and up 24.0% from $168.9 million at March 31, 2011. At March 31, 2012, the investment portfolio was comprised of 84% mortgage-backed securities issued by government sponsored entities, 14% obligations of states and political subdivisions and 2% in FHLB Stock.

At March 31, 2012, total deposits were $476.6 million, compared to $462.3 million at December 31, 2011 and $465.9 million one year ago. Core deposits grew 4% to $376.1 million at March 31, 2012 from $362.9 million at March 31, 2011 and 3% from $364.6 million at December 31, 2011. The Company considers all deposits except time deposits as core deposits.

At March 31, 2012, noninterest-bearing demand deposits accounted for 29% of total deposits, interest-bearing demand accounts were 10%, savings deposits were 10%, money market balances accounted for 30% and time certificates were 21% of total deposits. At March 31, 2011, noninterest-bearing demand deposits accounted for 28% of total deposits, interest-bearing demand accounts were 10%, savings deposits were 10%, money market balances accounted for 30% and time certificates were 22% of total deposits.

Shareholders’ equity increased to $94.1 million at March 31, 2012 compared to $90.0 million at March 31, 2011. The increase was driven by an increase in the unrealized gain on securities of $2.1 million and net income of $3.0 million that was partially offset by $0.9 million in reduction of common stock primarily due to shares of common stock repurchased under the Company’s 2012 Stock Repurchase Program (the “Repurchase Program”). During the first quarter of 2012, the Company repurchased 145,029 shares of its common stock under the Repurchase Program.

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Net Interest Income

First quarter 2011 net interest income was down 4% to $5.0 million from $5.2 million in the first quarter of 2010. The net interest margin as a percentage of average earning assets was 4.01% in the first quarter of 2012, compared to 4.24% in the prior quarter and 4.24% in the first quarter of 2011. Interest income for the first quarter of 2012 decreased 7% to $5.5 million from $6.0 million for the first quarter of 2011 and interest expense for the first quarter of 2012 decreased 31% to $0.5 million from $0.7 million for the first quarter of 2011.

The average yield on earning assets declined from 4.82% in the first quarter of 2011 to 4.40% for the first quarter of 2012. Much of the decline in yields can be attributed to the overall lower interest rate environment, a decrease in average loans and an increase in average balances of lower yielding investment securities. Although the foregone interest on nonaccrual loans decreased in the first quarter of 2012 compared to the first quarter of 2011, it continues to have an impact on the net interest margin. During the first quarter of 2012, foregone interest income on nonaccrual loans was approximately $0.3 million, compared to foregone interest of $0.4 million during the first quarter of 2011. The foregone interest had a 22 basis point negative impact on the yield on earning assets during the first quarter of 2012 compared to a 34 basis point negative impact during the first quarter of 2011.

The average balance of earning assets increased 1% from $505.0 million in the first quarter of 2011 to $510.1 million in the first quarter of 2012. While the increase in average earning assets was minimal, there was a significant change in the mix of the assets as non-earning cash and principal reductions from loan paydowns were invested into investment securities. This mix change resulted in a decrease in loan balances and an increase in lower yielding investment security balances, and this change contributed to the decrease in the yield on earning assets mentioned above.

When compared to the first quarter of 2011, average loan balances were down 12% to $297.1 million for the fourth quarter of 2012. Although the Company has continued to generate new loans, the production of new loans has been less than loan payoffs. Compared to the first quarter of 2011, average investment securities were up 28% to $211.8 million during the first quarter of 2012 and average cash balances were down 11% to $32.9 million during the first quarter of 2012.

The Company experienced a slight decrease in average deposits from $466.2 million during the first quarter of 2011 to $465.8 million during the first quarter of 2012. Average borrowings increased slightly from $15.3 million during the first quarter of 2011 to $15.6 million during the first quarter of 2012.

Noninterest Income and Expense

Noninterest income for the first quarter of 2012 was up 60% to $0.7 million from $0.4 million in the first quarter of 2011. The increase in noninterest income was primarily related to an increase in income from OREO properties and gains on sale of investment securities, which were $163,000 and $62,000, respectively, in the first quarter of 2012 compared to $0 and $2,200, respectively, for the first quarter of 2011. The increase in OREO income results from rents received from foreclosed office buildings.

Noninterest expense was $4.1 million for the first quarter of 2012 and the first quarter of 2011. While the total expense did not change, salary and benefit expense increased approximately 6% or $0.1 million and OREO related expense increased approximately 85% or $0.2 million. Predominately offsetting these increases were decreases in FDIC insurance expense of approximately 50% or $0.2 million and legal expense of approximately 37% or $46,000.

The fully taxable equivalent efficiency ratio for the first quarter of 2012 increased slightly to 70.33% from 69.96% for the first quarter of 2011.

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Earnings Conference Call

The first quarter earnings conference call will be held Thursday, April 19, 2012 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). David T. Taber, President and CEO, and Mitchell A. Derenzo, Executive Vice President and Chief Financial Officer, both of American River Bankshares, will lead a live presentation and answer questions. Shareholders, analysts and other interested parties are invited to join the call by dialing (888) 517-2470 and entering the Conference ID 8692619#. A recording of the call will be available twenty-four hours after the call’s completion on http://amrb.podbean.com.

About American River Bankshares

American River Bankshares [NASDAQ – GS: AMRB] is the parent company of American River Bank (“ARB”), a community business bank serving Sacramento, CA that operates a family of financial services providers, including North Coast Bank [a division of ARB] in Sonoma County and Bank of Amador [a division of ARB] in Amador County. For more information, please call 916-851-0123 or visit www.amrb.com; www.americanriverbank.com; www.northcoastbank.com; or www.bankofamador.com.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company’s businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and in subsequent reports filed on Form 10-Q and Form 8-K. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

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American River Bankshares

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)
	March 31,	December 31,	March 31,
ASSETS	2012	2011	2011
Cash and due from banks	$46,967	$23,768	$33,678
Interest-bearing deposits in banks	1,250	1,250	2,248
Investment securities	209,488	215,814	168,926
Loans & leases:
Real estate	235,623	241,674	259,184
Commercial	39,435	42,108	51,821
Lease financing	1,410	1,725	2,384
Other	14,118	15,567	20,024
Deferred loan and lease origination fees, net	(259)	(302)	(404)
Allowance for loan and lease losses	(6,265)	(7,041)	(7,362)
Loans and leases, net	284,062	293,731	325,647
Bank premises and equipment, net	2,280	2,355	2,057
Goodwill and intangible assets	16,454	16,504	16,668
Other real estate owned, net	10,733	8,190	3,742
Accrued interest receivable and other assets	19,247	19,906	20,374
	$590,481	$581,518	$573,340

LIABILITIES &SHAREHOLDERS’ EQUITY
Noninterest-bearing deposits	$136,654	$133,440	$130,152
Interest checking	47,464	43,959	45,734
Money market	141,126	139,244	140,588
Savings	50,874	47,919	46,390
Time deposits	100,464	97,723	103,044
Total deposits	476,582	462,285	465,908
Short-term borrowings	—	5,000	7,000
Long-term borrowings	14,000	14,000	5,000
Accrued interest and other liabilities	5,751	6,134	5,482
Total liabilities	496,333	487,419	483,390
Total shareholders’ equity	94,148	94,099	89,950
	$590,481	$581,518	$573,340

Ratios:
Nonperforming loans and leases to total loans and leases	3.68%	4.46%	6.48%
Net chargeoffs to average loans and leases (YTD)	1.84%	1.29%	1.92%
Allowance for loan and lease losses to total loans and leases	2.16%	2.34%	2.21%

American River Bank Capital Ratios:
Leverage Ratio	12.52%	12.34%	12.00%
Tier 1 Risk-Based Capital Ratio	21.10%	20.21%	18.58%
Total Risk-Based Capital Ratio	22.36%	21.47%	19.84%

American River Bankshares Capital Ratios:
Leverage Ratio	13.13%	13.09%	12.80%
Tier 1 Risk-Based Capital Ratio	22.11%	21.52%	19.77%
Total Risk-Based Capital Ratio	23.37%	22.78%	21.03%

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American River Bankshares

Condensed Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)
	First	First
	Quarter	Quarter	%
	2012	2011	Change
Interest income	$5,510	$5,954	(7.46)%
Interest expense	502	725	(30.76)%
Net interest income	5,008	5,229	(4.23)%
Provision for loan and lease losses	580	1,375	(57.82)%
Total noninterest income	693	433	60.05%
Total noninterest expense	4,112	4,051	1.51%
Income before provision for income taxes	1,009	236	327.54%
Provision for income taxes	297	30	890.00%
Net income	$712	$206	245.63%

Basic earnings per share	$0.07	$0.02	250.00%
Diluted earnings per share	$0.07	$0.02	250.00%
Averarge diluted shares outstanding	9,833,550	9,853,655

Net interest margin as a percentage of average earning assets	4.01%	4.24%

Operating Ratios:
Return on average assets	0.49%	0.14%
Return on average equity	3.03%	0.93%
Return on average tangible equity	3.67%	1.15%
Efficiency ratio (fully taxable equivalent)	70.33%	69.96%

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American River Bankshares

Condensed Consolidated Statements of Income (Unaudited)

Trailing Four Quarters

(Dollars in thousands, except per share data)
	First	Fourth	Third	Second
	Quarter	Quarter	Quarter	Quarter
	2012	2011	2011	2011
Interest income	$5,510	$5,808	$6,070	$6,367
Interest expense	502	565	640	678
Net interest income	5,008	5,243	5,430	5,689
Provision for loan and lease losses	580	—	550	1,700
Total noninterest income	693	471	750	454
Total noninterest expense	4,112	4,067	3,986	4,197
Income before provision for income taxes	1,009	1,647	1,644	246
Provision for income taxes	297	619	595	25
Net income	$712	$1,028	$1,049	$221

Basic earnings per share	$0.07	$0.10	$0.11	$0.02
Diluted earnings per share	$0.07	$0.10	$0.11	$0.02

Net interest margin as a percentage of average earning assets	4.01%	4.24%	4.39%	4.58%

Averarge diluted shares outstanding	9,833,550	9,862,310	9,858,878	9,857,493
Shares outstanding-end of period	9,742,634	9,890,909	9,890,909	9,872,007

Operating Ratios (annualized):
Return on average assets	0.49%	0.70%	0.72%	0.16%
Return on average equity	3.03%	4.38%	4.53%	0.97%
Return on average tangible equity	3.67%	5.32%	5.53%	1.19%
Efficiency ratio (fully taxable equivalent)	70.33%	69.43%	62.93%	66.81%

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American River Bankshares

Analysis of Net Interest Margin on Earning Assets

(Taxable Equivalent Basis)

(Dollars in thousands)
Three months ended March 31,	2012			2011
ASSETS	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield
Loans and leases	$297,098	$4,316	5.84%	$337,670	$4,997	6.00%
Taxable investment securities	182,975	1,039	2.28%	150,114	801	2.16%
Tax-exempt investment securities	28,812	226	3.15%	14,982	200	5.41%
Corporate stock	9	—	—	27	—	—
Interest-bearing deposits in banks	1,250	3	0.97%	2,248	6	1.08%
Total earning assets	510,144	5,584	4.40%	505,041	6,004	4.82%
Cash & due from banks	32,902			36,903
Other assets	46,330			42,435
Allowance for loan & lease losses	(6,978)			(7,757)
	$582,398			$576,622

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest checking and money market	$183,696	$192	0.42%	$183,617	$295	0.65%
Savings	48,477	29	0.24%	45,830	54	0.48%
Time deposits	98,885	214	0.87%	106,968	282	1.07%
Other borrowings	15,593	67	1.73%	15,333	94	2.49%
Total interest bearing liabilities	346,651	502	0.58%	351,748	725	0.84%
Noninterest bearing demand deposits	134,770			129,819
Other liabilities	6,493			5,594
Total liabilities	487,914			487,161
Shareholders’ equity	94,484			89,461
	$582,398			$576,622
Net interest income & margin		$5,082	4.01%		$5,279	4.24%

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